Exhibit 99.1

WILLSCOT MOBILE MINI HOLDINGS ANNOUNCES FIRST QUARTER RESULTS AND UPDATES 2021 OUTLOOK

Q1 Performance, Strong Commercial Trends, And Integration Execution Support Increase To 2021 Outlook

PHOENIX (April 29, 2021) - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini Holdings” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible work space and portable storage solutions, today announced preliminary first quarter 2021 results and provided an update on its 2021 outlook. Given our momentum exiting the first quarter, coupled with strong commercial trends in our business and continued integration execution, we are raising our full year 2021 revenue and Adjusted EBITDA guidance. While our first quarter results are preliminary due to an SEC Statement published on April 12, 2021 (the “SEC Statement”), indicating that many warrant structures common in SPACs should be accounted for as liabilities rather than as equity and then marked to market in each reporting period, this change will not impact our Revenue, Adjusted EBITDA, or Free Cash Flow. As discussed in more detail in a Current Report Form 8-K filed with the SEC, we will conform to this change when we amend our Annual Report on Form 10-K for the year ended December 31, 2020 and file our Quarterly Report on the Form 10-Q for the quarter ended March 31, 2021. There have been no changes to the terms of the warrants, our operational performance indicators, our GAAP metrics above Operating Income, our non-GAAP metrics, or our capital structure as a result of this change in presentation.

On July 1, 2020, Williams Scotsman, Inc. closed the merger with Mobile Mini, Inc. (the "Merger") and changed its name to WillScot Mobile Mini Holdings Corp. (Nasdaq: WSC). Our reported results only include Mobile Mini for the periods subsequent to the Merger. Our pro forma results include Mobile Mini's results as if the Merger and related financing transactions had occurred on January 1, 2019, which we believe is a better representation of how the combined company has performed over time. Following the Merger, we expanded our reporting segments from two reporting segments to four reporting segments. The North America Modular segment aligns with the WillScot legacy business prior to the Merger and the North America Storage, UK Storage and Tank and Pump segments align with the Mobile Mini segments prior to the Merger.

WillScot Mobile Mini Holdings’ Financial Highlights1

Highlights of First Quarter Results

•	Total revenues of $425.3 million increased by $169.5 million relative to prior year, or 66.3%, driven by the addition of Mobile Mini's revenues to our consolidated results, upon closing of the Merger on July 1, 2020, as well as due to increased leasing revenues in the NA Modular segment.

◦	Modular space monthly rental rates in the NA Modular segment increased by 12.9% year over year.

◦	NA Storage monthly rental rates increased by 5.0% year over year.

•	Adjusted EBITDA of $163.6 million increased by $74.1 million, or 82.8% year over year, driven both by the addition of Mobile Mini to our results and 8.8% year over year organic growth in the NA Modular segment.

•	Adjusted EBITDA Margin of 38.5% increased by 350 basis points ("bps") relative to prior year, driven by 160 bps of margin expansion in the NA Modular segment, and the addition of Mobile Mini's higher margin portable storage business.

•	Net income (loss) range of ($3.3 million) to $11.7 million pending the finalization of the mark-to-market adjustment of our 2015 private warrants. Adjusted Net Income, which excludes the change in fair value of the warrant liability, was $31.7 million, up $35.4 million year over year.

•	Generated $91.2 million of Free Cash Flow, an increase of $83.4 million versus prior year, representing a free cash flow margin of 21.4%.

•	Reduced leverage to 3.7x our pro forma last-twelve-months Adjusted EBITDA of $660.6 million while repurchasing $81.6 million of common stock and warrants.

•	Redeemed $65.0 million of our 6.125% senior notes due 2025.

•	Increased share repurchase authority to $500 million from $250 million.

Additional Supplemental Pro Forma Financial Information will be filed in our Quarterly Report on Form 10-Q to be filed with the SEC and made available on the WillScot Mobile Mini Holdings Corp. investor relations website for full reconciliations of our reported and pro forma results.

	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue	$425,323	$255,821
Consolidated net income (loss) range (preliminary as restated)	$(3,346) - 11,654	$76,456 - 106,456
Adjusted EBITDA[1]	$163,585	$89,544
Net cash provided by operating activities	$122,071	$38,348
Free Cash Flow[1]	$91,160	$7,808

	Three Months Ended March 31,
Pro Forma Adjusted EBITDA[1] by Segment (in thousands)	2021	2020
NA Modular	$97,371	$89,544
NA Storage	46,322	43,994
UK Storage	11,064	6,405
Tank and Pump	8,828	9,477
Consolidated Adjusted EBITDA	$163,585	$149,420

Management Commentary1

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini Holdings, commented "our first quarter results surpassed my expectations, with solid performance across our segments. Leasing revenue and Adjusted EBITDA increased year over year on a pro forma basis, driven by strength across all of our key leasing metrics and end markets. Our NA Modular segment saw average monthly rental rate growth of 12.9% year over year, the 14th consecutive quarter of double-digit rate growth. VAPS penetration continued to progress, producing an average monthly rate per unit delivered over the last twelve months of $337, a 22.1% year over year increase and an 8.4% sequential increase. Our pricing strategy drove improvement in our other segments as well, with increases of 5.0% and 25.5% year over year in average monthly rental rate for NA Storage and UK Storage, respectively. And we saw modest unit on rent growth sequentially from December to March, which is consistent with a normal seasonal acceleration heading into Q2. In our NA Storage segment, portable storage units on rent were stable year over year, modular space units on rent increased 6.0% year over year. Our UK Storage segment saw acceleration across all operational and commercial metrics, highlighted by 25.5% rate growth. And our Tank & Pump division continued its sequential improvement with tightening OEC utilization and improving end markets. I’d like to thank our team for their significant progress towards key milestones that will unlock the full potential of the merger with Mobile Mini, driving shareholder value for years to come. Due to our strong performance in the first quarter and strengthening commercial KPIs, we are raising our 2021 guidance for Adjusted EBITDA to a midpoint of $705 million, our revenue midpoint to $1.79 billion, and our net capex midpoint to $210 million."

Tim Boswell, Chief Financial Officer of WillScot Mobile Mini Holdings, commented "we are seeing consistent high execution by our team both in our operating results, as well as in the progress towards our ERP migration in the second quarter of 2021. We generated $91.2 million of Free Cash Flow and a 21% Free Cash Flow Margin this quarter, which allows us to pursue multiple capital allocation priorities. We raised our capex guidance to fund the organic growth opportunities that we see in the market, which will benefit our run-rate heading into 2022. We de-levered to 3.7x, progressing towards our target of 3.0x to 3.5x by the end of the year, while refinancing $65 million of our 2025 notes and reducing our weighted average cost of debt to 4.0%. And we repurchased $82 million of common stock and warrants opportunistically. With our end markets and organic growth drivers strengthening, we are incredibly excited to progress towards our $500 million run-rate free cash flow milestone next year and continue pulling these value creation levers."

First Quarter 2021 Results1

Total revenues increased 66.3% to $425.3 million, while leasing revenues increased 67.6% versus the prior year quarter driven primarily by the addition of Mobile Mini's revenues to our consolidated results as well as due to increased leasing revenues in the NA Modular segment.

•	Average modular space units on rent increased 22,360 units, or 25.4%, and average portable storage units on rent increased 129,014 units, both driven by the Merger.

•	Average modular space monthly rental rate increased $26, or 4.0% to $679 driven by a $84, or 12.9% increase in the NA Modular segment, offset by the dilutive impact of lower rates due to mix on the Mobile Mini modular space units.

•	Average portable storage monthly rental rate increased $16, or 13.4% to $135 driven by the accretive impact of higher rates from the Mobile Mini portable storage fleet.

•	NA Modular segment revenue increased $10.4 million, or 4.1%, to $266.2 million, primarily driven by an $11.3 million, or 6.0%. increase to leasing revenue due to continued growth of pricing and value added products:

◦	NA Modular space average monthly rental rate of $737 increased 12.9% year over year, representing a continuation of the long-term price optimization and VAPS penetration opportunities across our portfolio.

◦	Average modular space units on rent decreased 3,194, or 3.6% year over year driven by lower deliveries, including reduced demand for new project deliveries as a result of the COVID-19 pandemic primarily in the second and third quarter of 2020.

Adjusted EBITDA of $163.6 million increased $74.1 million, or 82.8% year over year. Of this increase, $66.2 million was driven by the addition of Mobile Mini to our consolidated results, with the remainder driven by strong organic growth in the NA Modular segment.

•	Adjusted EBITDA in our NA Modular segment increased $7.9 million, or 8.8% to $97.4 million primarily driven by increases in leasing and services gross profit excluding depreciation of $6.7 million, or 4.6%, driven by increased pricing and VAPS.

•	Consolidated Adjusted EBITDA Margin was 38.5% in the first quarter and increased 350 bps versus prior year driven by a 160 bps increase in the NA Modular segment, as well as the addition of the higher margin Mobile Mini operations in Q3 2020. Within the NA Modular segment, margin expansion was driven by a 50 bps improvement in leasing and services gross profit margin excluding depreciation due to a higher mix of more profitable leasing revenues driven by increased pricing and VAPS growth.

Net income (loss) range of ($3.3 million) to $11.7 million for the three months ended March 31, 2021, pending the finalization of the mark-to-market adjustment of our 2015 private warrants. Adjusted Net Income of $31.7 million for the three months ended March 31, 2021, which excludes the change in fair value of the warrant liability, was up $35.4 million year over year.

Free Cash Flow increased by $83.4 million year over year to $91.2 million, representing a 21.4% Free Cash Flow Margin.

Capitalization and Liquidity Update1,3

As of March 31, 2021

•	Generated $91.2 million of Free Cash Flow in the first quarter.

•	Repurchased 2,750,000 shares of our common stock for $73.7 million in connection with a secondary offering by our primary shareholder and repurchased an additional $8.0 million of common stock and warrants, returning a total of $81.6 million to our shareholders.

•	Redeemed $65.0 million of our 6.125% senior notes due 2025.

•	Over $1.0 billion of excess availability under the asset-based revolving credit facility, which combined with strong cash generation from operations and a flexible covenant structure, creates ample liquidity with which to operate the business.

•	Weighted average interest rate is approximately 4.0% and annual cash interest expense based on the current debt structure is approximately $100 million.

•	No debt maturities prior to 2025.

•	Ended period with $27 million of cash on hand and total debt of $2,470 million.

•	Reduced leverage to 3.7x our pro forma last-twelve-months Adjusted EBITDA of $660.6 million and are on a rapid deleveraging trajectory.

2021 Updated Outlook1, 2, 3

This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below. Based on strong performance in the first quarter, we updated our 2021 guidance as follows:

	Previous	Updated Outlook
Revenue	$1,700 million - $1,800 million	$1,750 million - $1,830 million
Adjusted EBITDA[1,2]	$675 million - $715 million	$690 million - $720 million
Net CAPEX[2,3]	$180 million - $220 million	$190 million - $230 million

1 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Adjusted Net Income are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.

2 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.

3 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

Share Repurchase Authority

Our Board of Directors approved an increase of $250 million to our share repurchase authority, for a total share repurchase authority of $500 million.

Brad Soultz, Chief Executive Officer, commented “I’m pleased that our Board of Directors approved our recommendation to increase our share repurchase authority to $500 million. Our strong first quarter preliminary results, integration progress, organic growth levers, and long duration leases create excellent forward visibility into free cash flow. This increase gives us ample headroom to continue to support shareholder returns as we look ahead to 2022.”

Discussion of the SEC Guidance Issued April 12, 2021 and Impacts to our Financial Statements

Tim Boswell, Chief Financial Officer of WillScot Mobile Mini, commented, "We're excited about our first quarter results and WillScot Mobile Mini's trajectory heading into the remainder of 2021. As has been widely publicized in the media and as we recently disclosed in an 8-K, the SEC made a public statement on April 12th clarifying its interpretation of accounting guidance related to warrants that are common in special purpose acquisition companies. WillScot, consistent with common market practice up until April 12th, historically classified its warrants as equity. However, to conform with the SEC Statement, we will reclassify our warrants as liabilities and mark them to market in our income statement and restate the financial statements in an amendment to our 10-K. This change to conform to the SEC's interpretations will not impact the terms of the warrants, our operational performance indicators, our GAAP metrics above Operating Income, our non-GAAP metrics, or our capital structure."

We expect the restatement to impact net income, earnings per share, total liabilities, and total shareholders’ equity. We do not expect the restatement to impact other GAAP metrics, such as Revenue, Operating Income (Loss), Cash and Cash Equivalents, Assets, or Debt, or our non-GAAP operating metrics, including Pro Forma Revenue, Adjusted EBITDA, Free Cash Flow, Free Cash Flow Margin, Leverage, Liquidity, or Net Capex. Further, we do not expect the restatement to impact compliance with the covenants contained in our credit facility.

Williams Scotsman combined with Double Eagle Acquisition Corp (“DEAC”) in 2017. DEAC was a SPAC, and the restatement pertains to the accounting treatment for our 2015 private and 2015 public warrants that were issued by DEAC in connection with its IPO, as well as our 2018 public warrants issued in connection with our acquisition of ModSpace. Consistent with our review of the applicable accounting literature, guidance provided by third-party advisors, the market transactions that we engage in with our warrant-holders, as well as common accounting practice by companies with warrants similar to ours, we previously accounted for our warrants in our audited financial statements as equity under a fixed accounting model. However, to conform to the SEC Statement, we intend to restate certain of our historical financial statements such that our warrants will be accounted for as liabilities and marked-to-market at each warrant transaction date and at the end of each reporting period. In general, under the mark-to-market accounting model, as our stock price increases, the warrant liability increases, and we recognize additional non-operating and non-cash expense in our income statement. The opposite impact occurs when our stock price declines. We believe that the mark-to-market expense or income included in our financial statements may not be necessarily reflective of the actual financial performance of our business.

As of March 31, 2021, we had 2015 private warrants outstanding representing 6.0 million common share equivalents, no 2015 public warrants outstanding, and 2018 public warrants outstanding representing 9.5 million common share equivalents. All warrants expire in accordance with their terms on November 29, 2022.

As a result of the restatement, we expect to recognize incremental non-operating and non-cash expense or income in 2018, 2019, and 2020 depending on the change in our stock price during the applicable period. In the future we will present net income excluding this mark-to-market impact as a non-GAAP metric, so that users of financial statements can both understand our historical results and more easily estimate future results.

Our previously reported net cash flow and debt will not be impacted. We anticipate that the first quarter 2021 non-operating and non-cash expense will be between $20 million and $35 million.

The following provides additional detail regarding how we currently anticipate the restatement will impact our various financial statements:

•	Balance Sheet Impact: as of the date of the combination of Williams Scotsman and DEAC, the fair value of the warrants will be reflected as warrant liabilities in our balance sheet.

•	Income Statement Impact: the impact of warrant repurchase, exchange or redemption transactions and any change in the fair value of the warrants is recognized in our income statement below operating income as “Change in fair value of warrant liabilities.”

•	Cash Flow Impact: Changes in the fair value of the warrants have no impact on net cash provided by operating activities. Cash received for the exercise of warrants is reflected in net cash (used in) provided by financing activities.

Effective June 30, 2020, only the 2015 private warrants will be considered warrant liabilities and subject to the accounting discussed above. The 2018 public warrants were reclassified to equity at June 30, 2020 and the 2015 public warrants were exercised, exchanged, redeemed, or extinguished by the end of the first quarter of 2020.

The estimates contained herein are subject to change as management completes the restatement, and our independent registered public accounting firm has not audited or reviewed these estimates. As a result, the expected financial impact described above is preliminary and subject to change.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Pro Forma Revenue, Adjusted Net Income, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of warrant liabilities, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Pro Forma Revenue is defined the same as revenue, but includes pre-acquisition results from Mobile Mini for all periods presented. Adjusted Net Income is defined as Net Income plus or minus the impact of the change in the fair value of the warrant liability. The Company believes that our financial statements that will include the impact of this mark-to-market expense or income may not be necessarily reflective of the actual financial performance of our business. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. The Company believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis. The Company believes that Net CAPEX provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information

WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its first quarter 2021 results and outlook at 10 a.m. Eastern Time on Friday, April 30, 2021. The live call may be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot Mobile Mini Holdings call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings First Quarter 2021 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.

About WillScot Mobile Mini Holdings

WillScot Mobile Mini Holdings trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible workspace and portable storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 275 branch locations and additional drop lots throughout the United States, Canada, Mexico, and the United Kingdom.

Forward-Looking Statements

This news release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: the effects of the restatement on our financial statements; our long-term growth prospects, the ability of our capital structure to support the business, our future cash flow and liquidity, our deleveraging trajectory, continued VAPS penetration opportunities, and our revenue and our growth, Adjusted EBITDA and Net Capex outlooks. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2020), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Scott Junk
investors@willscotmobilemini.com	scott.junk@willscotmobilemini.com

WillScot Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2021	2020 (As Restated)
Revenues:
Leasing and services revenue:
Leasing	$315,662	$188,352
Delivery and installation	83,504	51,070
Sales revenue:
New units	10,955	9,613
Rental units	15,202	6,786
Total revenues	425,323	255,821
Costs:
Costs of leasing and services:
Leasing	69,895	49,809
Delivery and installation	70,136	43,865
Costs of sales:
New units	7,109	6,203
Rental units	9,105	3,806
Depreciation of rental equipment	55,698	45,948
Gross profit	213,380	106,190
Expenses:
Selling, general and administrative	116,485	65,537
Transaction costs	844	9,431
Other depreciation and amortization	18,324	3,074
Lease impairment expense and other related charges	1,253	1,661
Restructuring costs	3,142	(60)
Currency losses, net	36	898
Other (income) expense, net	(1,988)	276
Operating income	75,284	25,373
Interest expense	29,964	28,257
Loss on extinguishment of debt	3,185	—
Fair value (gain) loss on warrant liabilities	20,000 – 35,000	(80,000) – (110,000)
Income (loss) before income tax	7,135 - 22,135	77,116 - 107,116
Income tax expense	10,481	790
Net income (loss)	(3,346) - 11,654	76,326 - 106,326
Net loss attributable to non-controlling interest, net of tax	—	(130)
Net income (loss) attributable to WillScot Mobile Mini	$(3,346) - 11,654	$76,456 - 106,456

Unaudited Segment Operating Data

Comparison of Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31, 2021
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$266,224	$107,748	$27,007	$24,344	$425,323
Gross profit	$113,002	$72,619	$16,493	$11,266	$213,380
Adjusted EBITDA	$97,371	$46,322	$11,064	$8,828	$163,585
Capital expenditures for rental equipment	$39,135	$3,472	$6,770	$3,158	$52,535
Average modular space units on rent	84,795	16,439	9,115	—	110,349
Average modular space utilization rate	67.6%	79.4%	83.8%	—%	70.3%
Average modular space monthly rental rate	$737	$535	$404	$—	$679
Average portable storage units on rent	14,903	105,810	24,647	—	145,360
Average portable storage utilization rate	60.3%	73.9%	89.2%	—%	74.4%
Average portable storage monthly rental rate	$124	$148	$82	$—	$135
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	67.4%	67.4%

	Three Months Ended March 31, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$255,821	$—	$—	$—	$255,821
Gross profit	$106,190	$—	$—	$—	$106,190
Adjusted EBITDA	$89,544	$—	$—	$—	$89,544
Capital expenditures for rental equipment	$39,648	$—	$—	$—	$39,648
Average modular space units on rent	87,989	—	—	—	87,989
Average modular space utilization rate	69.2%	—%	—%	—%	69.2%
Average modular space monthly rental rate	$653	$—	$—	$—	$653
Average portable storage units on rent	16,346	—	—	—	16,346
Average portable storage utilization rate	64.1%	—%	—%	—%	64.1%
Average portable storage monthly rental rate	$119	$—	$—	$—	$119
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	—%	—%

Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.

We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.

We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to meet future debt service obligations and working capital requirements.

Adjusted EBITDA

We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:

•	Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.

•	Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.

•	Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.

•	Transaction costs including legal and professional fees and other transaction specific related costs.

•	Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.

•	Non-cash charges for stock compensation plans.

•	Gains and losses resulting from changes in fair value and extinguishment of warrant liabilities.

•	Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;

•	Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•	Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide unaudited reconciliations of Net income (loss) to Adjusted EBITDA.

Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2021	2020 (As Restated)
Net income (loss)	$(3,346) - 11,654	$76,326 - 106,326
Fair value (gain) loss on warrant liabilities	20,000 - 35,000	(80,000) - (110,000)
Income tax expense	10,481	790
Loss on extinguishment of debt	3,185	—
Interest expense	29,964	28,257
Depreciation and amortization	74,022	49,022
Currency (gains) losses, net	36	898
Restructuring costs, lease impairment expense and other related charges	4,395	1,601
Merger transaction costs	844	9,431
Integration costs	7,342	1,685
Stock compensation expense	3,514	1,787
Other	(1,852)	(253)
Adjusted EBITDA	$163,585	$89,544

Adjusted EBITDA Margin Non-GAAP Reconciliation

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.

The following tables provide unaudited reconciliations of Adjusted EBITDA Margin.

	Three Months Ended March 31,
(in thousands)	2021	2020
Adjusted EBITDA (A)	$163,585	$89,544
Revenue (B)	$425,323	$255,821
Adjusted EBITDA Margin (A/B)	38.5%	35.0%

Adjusted Net Income Non-GAAP Reconciliation

We define Adjusted Net Income as Net Income plus or minus the impact of the change in the fair value of the warrant liability. Management believes that our financial statements that will include the impact of this mark-to-market expense or income may not be necessarily reflective of the actual financial performance of our business..

	Three Months Ended March 31,
(in thousands)	2021	2020 (As Restated)
Net income (loss)	$(3,346) - 11,654	$76,326 - 106,326
Fair value (gain) loss on warrant liabilities	20,000 - 35,000	(80,000) - (110,000)
Adjusted Net Income	31,654	(3,544)

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Free Cash Flow provides useful information to investors regarding our results of operations because it provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements.

The following table provides unaudited reconciliations of net cash provided by operating activities to Free Cash Flow.

	Three Months Ended March 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$122,071	$38,348
Purchase of rental equipment and refurbishments	(52,535)	(39,648)
Proceeds from sale of rental equipment	15,202	6,786
Purchase of property, plant and equipment	(7,307)	(1,518)
Proceeds from the sale of property, plant and equipment	13,729	3,840
Free Cash Flow	$91,160	$7,808

Adjusted Gross Profit and Adjusted Gross Profit Percentage

We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Percentage are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.

The following table provides unaudited reconciliations of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage.

	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue (A)	$425,323	$255,821

Gross profit (B)	$213,380	$106,190
Depreciation of rental equipment	55,698	45,948
Adjusted Gross Profit (C)	$269,078	$152,138

Gross Profit Percentage (B/A)	50.2%	41.5%
Adjusted Gross Profit Percentage (C/A)	63.3%	59.5%

Net CAPEX

We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business.

The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended March 31,
(in thousands)	2021	2020
Total purchases of rental equipment and refurbishments	$(52,535)	$(39,648)
Total proceeds from sale of rental equipment	15,202	6,786
Net CAPEX for Rental Equipment	(37,333)	(32,862)
Purchase of property, plant and equipment	(7,307)	(1,518)
Proceeds from sale of property, plant and equipment	13,729	3,840
Net CAPEX	$(30,911)	$(30,540)